As filed with the Securities and Exchange Commission on September 13 , 2011
 Registration No. 333-176793

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1 /A
PRE-EFFECTIVE AMENDMENT NO. 1 TO THE
  REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Cheviot Financial Corp. and
Cheviot Savings Bank 401(k) Plan & Trust
(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	Being applied for
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3723 Glenmore Avenue
Cheviot, Ohio 45211
(513) 661-0457
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Mr. Thomas J. Linneman
President and Chief Executive Officer
3723 Glenmore Avenue
Cheviot, Ohio 45211
(513) 661-0457
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Agent for Service)

Copies to:
Alan Schick, Esq.
Edward A. Quint, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 780
Washington, D.C. 20015
(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	11,819,876 shares	$8.00	$94,559,008 (1)	$10,979 (3)
Participation interests	906,296 interests (2)			(2)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)
The securities of Cheviot Financial Corp. to be purchased by the Cheviot Savings Bank 401(k) Retirement Savings Plan are included in the amount shown for the common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

(3)	Previously submitted.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 is being filed solely to submit the financial statements of Cheviot Financial Corp. prepared in XBRL format, attached as Exhibit 101 hereto.

PART II:	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount (1)

*	Registrant’s Legal Fees and Expenses	$450,000
*	Registrant’s Accounting Fees and Expenses	55,000
*	Marketing Agent Fees (1)	1,762,617
*	Appraisal Fees and Expenses	95,000
*	Printing, Postage, Mailing and EDGAR Fees	300,000
*	Filing Fees (Nasdaq, FINRA and SEC)	28,500
*	Transfer Agent Fees and Expenses	12,500
*	Business Plan Fees and Expenses	26,000
*	Proxy Solicitor Fees and Expenses	40,000
*	Other	56,000
*	Total	$2,825,617

*             Estimated
(1)
Cheviot Financial Corp. has retained Sandler O’Neill & Partners, L.P. to assist in the sale of common stock on a best efforts basis in the offerings.  Fees are estimated at the adjusted maximum of the offering range, assuming 65% of the shares are sold in the subscription and community offerings and 35% of the shares are sold in the syndicated community offering.

Item 14.	Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Cheviot Financial Corp. (the “Corporation”) sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10.  Indemnification, etc. of Directors and Officers.

A.           Indemnification.  The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.           Procedure.  If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit.  It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C.           Non-Exclusivity.  The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.           Insurance.  The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E.           Miscellaneous.  The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder.  The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F.           Limitations Imposed by Federal Law.  Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11.  Limitation of Liability.  An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL.  If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)           List of Exhibits

1.1	Engagement Letter between Cheviot Mutual Holding Company, Cheviot Financial Corp., Cheviot Savings Bank and Stifel, Nicolaus & Company, Incorporated ***
1.2	Form of Agency Agreement between Cheviot Mutual Holding Company, Cheviot Financial Corp., Cheviot Savings Bank and Cheviot Financial Corp., and Stifel, Nicolaus & Company, Incorporated ***
2	Plan of Conversion and Reorganization ***
3.1	Articles of Incorporation of Cheviot Financial Corp. ***
3.2	Bylaws of Cheviot Financial Corp. ***
4	Form of Common Stock Certificate of Cheviot Financial Corp. ***
5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered ***
8.1	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C. ***
8.2	State Tax Opinion*
10.1	Amended and Restated Employment Agreement with Thomas J. Linneman (1) ***
10.2	Amended and Restated Change in Control Severance Agreement with Kevin Kappa (2) ***
10.3	Amended and Restated Change in Control Severance Agreement with Jeffrey Lenzer (3) ***
10.4	Amended and Restated Directors Deferred Compensation Plan (4) ***
10.5	2005 Stock Based Incentive Plan (5) ***
10.6	Supplemental Insurance Plan (6) ***
10.7	Cash Bonus Plan ***
21	Subsidiaries of Registrant
23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)
23.2	Consent of Clark, Schaefer, Hackett & Co. ***
23.3	Consent of RP Financial, LC. ***
23.4	Consent of Clark, Schaefer, Hackett & Co. ***
24	Power of Attorney (set forth on signature page)
99.1	Appraisal Agreement between Cheviot Savings Bank and RP Financial, LC. ***
99.2	Letter of RP Financial, LC. with respect to Subscription Rights ***
99.3	Appraisal Report of RP Financial, LC.** , ***
99.4	Marketing Materials*
99.5	Stock Order and Certification Form*
99.6	Letter of RP Financial, LC. with respect to Liquidation Account
101
The following financial statements of Cheviot Financial Corp. formatted in XBRL: (i) Consolidated Statements of Financial Condition at June 30, 2011 and December 31, 2010 and 2009, (ii) Consolidated Statements of Earnings for the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008, (iii) Consolidated Statements of Comprehensive Income for the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008, (iv) Consolidated Statements of Shareholders’ Equity for the six months ended June 30, 2011 and the years ended December 31, 2010, 2009 and 2008, (v) Consolidated Statements of Cash Flows for the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008, (vi) and the Notes to the Consolidated Financial Statements, tagged as blocks of text.

*	To be filed supplementally
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.
***	Previously filed
(1)	Incorporated by reference to Exhibit 10.1 of Form 8-K filed with the Securities and Exchange Commission on September 17, 2008.

(2)	Incorporated by reference to Exhibit 10.2 of Form 8-K filed with the Securities and Exchange Commission on September 17, 2008.
(3)	Incorporated by reference to Exhibit 10.3 of Form 8-K filed with the Securities and Exchange Commission on September 17, 2008.
(4)	Incorporated by reference to Exhibit 10.4 of the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 30, 2003.
(5)	Incorporated by reference to Exhibit A of the Definitive Proxy Statement filed with the Securities and Exchange Commission on March 25, 2005.
(6)	Incorporated by reference to Exhibit 99 of the Form 8-K filed with the Securities and Exchange Commission on July 7, 2005.

(b)           Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

 The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cheviot, State of Ohio on September 13 , 2011.

CHEVIOT FINANCIAL CORP.

By:	/s/ Thomas J. Linneman
Thomas J. Linneman President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Cheviot Financial Corp. (the “Company”) hereby severally constitute and appoint Thomas J. Linneman as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Thomas J. Linneman may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Thomas J. Linneman shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Thomas J. Linneman	President and Chief Executive Officer (Principal Executive Officer)	September 13 , 2011
Thomas J. Linneman

/s/ Scott T. Smith	Chief Financial Officer (Principal Financial and Accounting Officer)	September 13 , 2011
Scott T. Smith

/s/ Steven R. Hausfeld	Director	September 13 , 2011
Steven R. Hausfeld

/s/ Edward L. Kleemeier	Director	September 13 , 2011
Edward L. Kleemeier

/s/ John T. Smith	Director	September 13 , 2011
John T. Smith

/s/ Robert L. Thomas	Director	September 13 , 2011
Robert L. Thomas

/s/ James E. Williamson	Director	September 13 , 2011
James E. Williamson

As filed with the Securities and Exchange Commission on September 13 , 2011

  Registration No. 333-176793

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

EXHIBITS
TO
PRE-EFFECTIVE AMENDMENT NO.1
TO THE
REGISTRATION STATEMENT
ON
FORM S-1 /A

Cheviot Financial Corp.
Cheviot, Ohio

EXHIBIT INDEX

1.1	Engagement Letter between Cheviot Mutual Holding Company, Cheviot Financial Corp., Cheviot Savings Bank and Stifel, Nicolaus & Company, Incorporated ***
1.2	Form of Agency Agreement between Cheviot Mutual Holding Company, Cheviot Financial Corp., Cheviot Savings Bank and Cheviot Financial Corp., and Stifel, Nicolaus & Company, Incorporated ***
2	Plan of Conversion and Reorganization ***
3.1	Articles of Incorporation of Cheviot Financial Corp. ***
3.2	Bylaws of Cheviot Financial Corp. ***
4	Form of Common Stock Certificate of Cheviot Financial Corp. ***
5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered ***
8.1	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C. ***
8.2	State Tax Opinion*
10.1	Amended and Restated Employment Agreement with Thomas J. Linneman (1) ***
10.2	Amended and Restated Change in Control Severance Agreement with Kevin Kappa (2) ***
10.3	Amended and Restated Change in Control Severance Agreement with Jeffrey Lenzer (3) ***
10.4	Amended and Restated Directors Deferred Compensation Plan (4) ***
10.5	2005 Stock Based Incentive Plan (5) ***
10.6	Supplemental Insurance Plan (6) ***
10.7	Cash Bonus Plan ***
21	Subsidiaries of Registrant ***
23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)
23.2	Consent of Clark, Schaefer, Hackett & Co. ***
23.3	Consent of RP Financial, LC. ***
23.4	Consent of Clark, Schaefer, Hackett & Co. ***
24	Power of Attorney (set forth on signature page) ***
99.1	Appraisal Agreement between Cheviot Savings Bank and RP Financial, LC. ***
99.2	Letter of RP Financial, LC. with respect to Subscription Rights ***
99.3	Appraisal Report of RP Financial, LC.** ,***
99.4	Marketing Materials*
99.5	Stock Order and Certification Form*
99.6	Letter of RP Financial, LC. with respect to Liquidation Account ***
101
The following financial statements of Cheviot Financial Corp. formatted in XBRL: (i) Consolidated Statements of Financial Condition at June 30, 2011 and December 31, 2010 and 2009, (ii) Consolidated Statements of Earnings for the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008, (iii) Consolidated Statements of Comprehensive Income for the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008, (iv) Consolidated Statements of Shareholders’ Equity for the six months ended June 30, 2011 and the years ended December 31, 2010, 2009 and 2008, (v) Consolidated Statements of Cash Flows for the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008, (vi) and the Notes to the Consolidated Financial Statements, tagged as blocks of text.

*	To be filed supplementally
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.
***	Previously filed
(1)	Incorporated by reference to Exhibit 10.1 of Form 8-K filed with the Securities and Exchange Commission on September 17, 2008.
(2)	Incorporated by reference to Exhibit 10.2 of Form 8-K filed with the Securities and Exchange Commission on September 17, 2008.
(3)	Incorporated by reference to Exhibit 10.3 of Form 8-K filed with the Securities and Exchange Commission on September 17, 2008.
(4)	Incorporated by reference to Exhibit 10.4 of the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 30, 2003.

(5)	Incorporated by reference to Exhibit A of the Definitive Proxy Statement filed with the Securities and Exchange Commission on March 25, 2005.
(6)	Incorporated by reference to Exhibit 99 of the Form 8-K filed with the Securities and Exchange Commission on July 7, 2005.